[MARDEN HARRISON & KREUTER CPAS P.C. LETTERHEAD]










Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 4, 2000, in the Registration Statement (Form SB-2) and related Prospectus of Amici Ventures, Inc. and Subsidiary for the registration of 2,000,000 shares of its common stock.

MARDEN, HARRISON & KREUTER
Certified Public Accountants, P.C.



White Plains, New York
May 14, 2001